EXHIBIT 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Boost Run, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Equity	Class A Common Stock	Rule 457(f)	22,491,982	(2)	$0.000033		$742.24	$0.0001381	$0.11	—	—	—	—
Fees to Be Paid	Equity	Class A Common Stock issuable upon conversion of Class B Common Stock	Rule 457(f)	29,533,018	(3)	$0.000033		$974.59	$0.0001381	$0.14	—	—	—	—
Fees to Be Paid	Equity	Class A Common Stock	Rule 457 (c)	17,278,674	(4)	$12.45	(5)	$215,119,491.30	$0.0001381	$29,708.01
Fees to Be Paid	Equity	Public Warrants	Rule 457(g)	6,325,000		—	(6)	—	—	—	—	—	—	—
Fees to Be Paid	Equity	Class A Common Stock underlying the Public Warrants	Rule 457(g)	6,325,000		$11.50	(7)	$72,737,500	$0.0001381	$10,045.05	—	—	—	—
Fees to Be Paid	Equity	Private Warrants	Rule 457(g)	5,145,722		—	(6)	—	—	—	—	—	—	—
Fees to Be Paid	Equity	Class A Common Stock underlying the Private Warrants	Rule 457(g)	5,145,722		$11.50	(7)	$59,175,803.00	$0.0001381	$8,172.18	—	—	—	—
Fees Previously Paid	—	—	—	—		—		—	—	—	—	—	—	—
Carry Forward Securities

Carry Forward Securities	—	—	—	—				—			—	—	—	—
	Total Offering Amounts							$347,034,511.13		$47,925.47
	Total Fees Previously Paid							—		—
	Total Fee Offsets							—		—
	Net Fee Due									$47,925.47

(1)

All securities being registered will be issued by Boost Run, Inc., a Delaware corporation (“Pubco”), in connection with the business combination (the “Business Combination”) described in proxy statement/prospectus forming a part of this registration statement (the “proxy statement/prospectus”). As a result of the Business Combination, Pubco will issue (i) 14,616,982 shares of Class A common stock of, par value $0.0001 per share, of Pubco (“Pubco Class A Comon Stock”), to certain existing equity holders of Boost Run Holdings, LLC, a Delaware limited liability company (“Boost Run”), (ii) 29,533,018 shares of Class B common stock, par value $0.0001 per share, of Pubco (“Pubco Class B Common Stock”), to certain existing equity holders of Boost Run and 29,533,018 shares of Pubco Class A Common Stock issuable upon the conversion of such shares, (iii) up to 7,875,000 shares of Pubco Class A Common Stock to Andrew Karos, which may be earned by Mr. Karos based on the performance of Pubco Class A Common Stock during the three-year period beginning on and following the date of the closing of the Business Combination, (iv) up to 12,650,000 shares of Pubco Class A Common Stock to public shareholders of Willow Lane Acquisition Corp., a Cayman Islands exempted company (“Willow Lane”), (v) 4,628,674 shares of Pubco Class A Comon Stock to Willow Lane Sponsor, LLC (the “Sponsor”), (vi) 6,325,000 public warrants of Pubco (“Pubco Public Warrants”) to holders of public warrants of Willow Lane and 6,325,000 shares of Pubco Class A Common Stock issuable upon the exercise of such warrants, and (vii) 5,145,722 private warrants of Pubco (“Pubco Private Warrants” and, together with the Pubco Public Warrants, the “Pubco Warrants”) to holders of private placement warrants of Willow Lane and 5,145,722 shares of Pubco Class A Common Stock issuable upon the exercise of such warrants.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends or similar transactions.

(2)

Represents (a) 14,616,982 shares of Pubco Class A Comon Stock issuable to certain existing equity holders of Boost Run in accordance with Note 1(i) above, and (b) 7,875,000 shares of Pubco Class A Common Stock issuable to Andrew Karos in accordance with Note 1(iii) above.

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(i) and Rule 457(f)(2) under the Securities Act. Boost Run is a private company, and no market exists for its securities. Therefore, the proposed maximum offering price for these securities, in the event of an accumulated capital deficit, is one-third of the aggregate par value per share ($0.0001) of securities expected to be exchanged in the Business Combination, as described in the proxy statement/prospectus.

(3)

Represents 29,533,018 shares of Pubco Class A Common Stock underlying the shares of Pubco Class B Common Stock issuable to certain existing equity holders of Boost Run in accordance with Note 1(ii) above.

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(i) and Rule 457(f)(2) under the Securities Act. Boost Run is a private company, and no market exists for its securities. Therefore, the proposed maximum offering price for these securities, in the event of an accumulated capital deficit, is one-third of the aggregate par value per share ($0.0001) of securities expected to be exchanged in the Business Combination, as described in the proxy statement/prospectus.

(4)	Represents (a) 4,628,674 shares of Pubco Class A Comon Stock issuable to the Sponsor in accordance with Note 1(v) above and (b) 12,650,000 shares of Pubco Class A Common Stock issuable to public shareholders of Willow Lane in accordance with Note 1(iv) above.

(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on $12.45, the average of the high and low trading prices of Willow Lane Class A ordinary shares, par value $0.0001 per share, on January 7, 2026 (within five business days prior to the initial filing of this registration statement), as reported by the Nasdaq Stock Market LLC.

(6)	Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations and pursuant to Rule 457(g) of the Securities Act, the registration fee with respect to Pubco Warrants has been allocated to the shares of Pubco Class A Common Stock underlying the such warrants and those shares of Pubco Class A Common Stock are included in the total registration fee.

(7)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act. Based on the exercise price of the Pubco Warrants.